                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           GEORGIA GULF CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           GEORGIA GULF CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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Notes:

                           GEORGIA GULF CORPORATION
                         400 PERIMETER CENTER TERRACE
                                   SUITE 595
                            ATLANTA, GEORGIA 30346

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

To the Stockholders:

  The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 20, 1997 at 1:30 p.m. local time for the following purposes:

    (1) To elect three Directors to serve for a term of three years;

    (2) To consider and take action upon the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1997; and

    (3) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 21, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                                       By Order of the Board of Directors,

                                       /s/ Joel I. Beerman
                                       -------------------
                                       Joel I. Beerman
                                       Vice President, General Counsel
                                       and Secretary

Dated: March 30, 1997

                           GEORGIA GULF CORPORATION
                         400 PERIMETER CENTER TERRACE
                                   SUITE 595
                            ATLANTA, GEORGIA 30346

                                PROXY STATEMENT
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1997

                                    GENERAL

  This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation (the "Company") on or about March 30, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 20, 1997 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

  Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the three nominees as Directors; and (ii) ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1997. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by Directors and officers of the Company who will not receive additional compensation for such services. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

  Only holders of record of outstanding shares of Common Stock of the Company at the close of business on March 21, 1997, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share held on the record date. There were 34,286,625 shares of Common Stock outstanding and entitled to vote on March 21, 1997.

  When a quorum is present at the meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such proposals, and the total number of votes cast "For" each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information based upon the number of shares of the Company's Common Stock outstanding as of March 20, 1997 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                                        AMOUNT AND
                                                        NATURE OF
      NAME AND ADDRESS OF                               BENEFICIAL    PERCENT OF
      BENEFICIAL OWNER(1)                               OWNERSHIP       CLASS
      -------------------                               ----------    ----------
The Capital Group Companies, Inc....................... 3,868,800(2)    11.28%
 333 South Hope Street
 Los Angeles, CA 90071
Wellington Management Company.......................... 3,760,000(3)    10.96%
 75 State Street
 Boston, MA 02109
MacKay-Shields Financial Corporation................... 2,778,900(4)     8.10%
 9 West 57th Street
 New York, NY 10019
James R. Kuse.......................................... 2,694,586(5)     7.86%
 400 Perimeter Center Terrace
 Suite 595
 Atlanta, GA 30346
Loomis, Sayles & Company, L.P.......................... 1,974,930(6)     5.76%
 One Financial Center
 Boston, MA 02111

--------

(1) The information shown above is based upon information furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations. All persons shown in the table have sole voting and investment power with regard to the shares shown except as otherwise indicated.

(2) According to the Schedule 13G of The Capital Group Companies, Inc. ("CGC"), CGC has sole voting and sole dispositive power with respect to 1,097,100 and 3,868,800 shares, respectively, and its subsidiary, Capital Research and Management Company ("CRMC"), has sole dispositive power with respect to 2,425,000 shares. Each of CGC and CRMC disclaims beneficial ownership of all such shares.
(3) According to the Schedule 13G of Wellington Management Company ("Wellington"), Wellington is the beneficial owner of 3,760,000 shares, which includes 37,300 shares with respect to which Wellington has shared voting power and 3,760,000 shares to which Wellington has shared dispositive power.
(4) According to the Schedule 13G of MacKay-Shields Financial Corporation ("MSFC"), MSFC has shared voting and dispositive power with respect to 2,718,900 shares and its parent, New York Life Insurance Company, has sole voting and dispositive power with respect to 60,000 shares.
(5) Includes 70,500 shares owned by Mr. Kuse's wife; 195,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 440,400 shares held in trust for the benefit of Mr. Kuse and 440,400 shares held in trust for the benefit of Mrs. Kuse.
(6) According to the Schedule 13G of Loomis, Sayles & Company, L.P., ("Loomis"), Loomis is the beneficial owner of 1,974,930 shares, which includes 1,251,250 shares with respect to which Loomis has sole voting power, 19,900 shares with respect to which Loomis has shared voting power and 1,974,930 shares with respect to which Loomis has shared dispositive power.

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of Directors constituting the Board of Directors, with each class to serve for a term of three years. Accordingly, the following nominees, each of whom is an incumbent Class I Director, are proposed for election in Class I, to serve a term of three years:

    Class I
    --John D. Bryan
    --Dennis M. Chorba
    --Edward S. Smith

  Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above to serve for a term of three years. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors.

               NOMINEES FOR ELECTION IN CLASS I ON MAY 20, 1997

  John D. Bryan, age 63, served as Vice President--Operations of the Company from its inception on January 1, 1985, until his retirement effective December 31, 1989. He continues to serve as a Director of the Company, a position he has held since inception.

  Dennis M. Chorba, age 56, served as Vice President--Administration from February 1992 until his retirement, effective March 31, 1994. Mr. Chorba also served as Vice President and General Counsel from May 1989 to February 1992 and as Vice President--Legal and Human Resources from the Company's inception until May 1989. Mr. Chorba has served as a Director of the Company since February 1994.

  Edward S. Smith, age 77, has served as a Director of the Company since May 1985. Mr. Smith has been President of Ted Smith & Company, an international business consulting company, since March 1986.

                             CONTINUING DIRECTORS

  Alfred C. Eckert III, age 49, has served as a Director of the Company since May 1985. Mr. Eckert has been President of Greenwich Street Capital Partners, Inc. since January, 1994 and a principal of Greycliff Partners, Ltd. since December 1991. Prior to December 1991, he had been a partner of Goldman, Sachs & Co., investment advisors to the Company, for more than five years. Mr. Eckert is a director of HBO & Company.

  Robert E. Flowerree, age 76, has served as a Director of the Company since May 1985. Mr. Flowerree has been a private investor since 1983. Prior thereto, he was Chairman of the Board of Directors of Georgia-Pacific Corporation.

  Holcombe T. Green, Jr., age 57, has served as a Director of the Company since its inception. Since October 1992, Mr. Green has served as Chairman and Chief Executive Officer of WestPoint Stevens Inc., a textile manufacturing company. Mr. Green has been the principal of Green Capital Investors, L.P. since October 1987. Mr. Green is also Chairman of the Board of HBO & Company.

  James R. Kuse, age 66, has served as Chairman of the Board and a Director of the Company since its inception. From March 1985 until February 1991, Mr. Kuse also served as Chief Executive Officer, and from its inception until May 1989 served as President. Mr. Kuse is a director of Suburban Lodges of America.

  Jerry R. Satrum, age 52, has served as Chief Executive Officer of the Company since February 1991 and as President since May 1989 and prior thereto served as Vice President--Finance and Treasurer from its inception. Mr. Satrum has been a Director of the Company since its inception.

  Directors are elected annually to serve until the expiration of the term of their Class or until their successors are elected and qualified. The Chairman, provided he is not employed by the Company, is paid an annual fee of $42,000; an attendance fee of $1,500 per meeting; is reimbursed for travel expenses and is provided an office, the use of a Company-owned or Company-leased vehicle and financial and tax consulting services. Directors who are not executive officers of the Company are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting and are reimbursed for travel expenses.

  Alfred C. Eckert III, Robert E. Flowerree, Holcombe T. Green, Jr. and Edward
S. Smith serve as the Audit Committee of the Board of Directors. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with the Company's independent public accountants. The Committee held one meeting in 1996 in conjunction with a regular Board of Directors' meeting.

  The Board of Directors has no standing nominating or compensation committees. The Board of Directors held four meetings in 1996. During the last fiscal year, no Director attended fewer than 75% of the total number of meetings of the Board of Directors and any committee on which he served. No Director or executive officer of the Company is related to any other Director or executive officer of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the number of shares owned by each Director and each executive officer and by all Directors and officers of the Company as a group as of March 20, 1997.

                                                      AMOUNT AND
                                                       NATURE OF
      NAME OF                                          BENEFICIAL    PERCENT OF
 BENEFICIAL OWNER                                     OWNERSHIP(1)    CLASS(1)
 ----------------                                     -----------    ----------
James R. Kuse........................................  2,694,586(2)     7.86%
John D. Bryan........................................  1,452,760(3)     4.24%
Jerry R. Satrum......................................  1,143,460(4)     3.33%
Dennis M. Chorba.....................................    876,488(5)     2.56%
Holcombe T. Green, Jr................................    338,541(6)        *
Robert E. Flowerree..................................    202,640(7)        *
Edward A. Schmitt....................................    134,728(8)        *
Richard B. Marchese..................................     89,694(9)        *
Thomas G. Swanson....................................     89,100(10)       *
Joel I. Beerman......................................     71,344(11)       *
Mark J. Seal.........................................     61,501(12)       *
Gary L. Elliott......................................     44,159(13)       *
Edward S. Smith......................................     32,510           *
Alfred C. Eckert III.................................     19,180(14)       *
All Directors and officers as a group (14 persons)...  6,423,062(15)   18.73%

--------

  *Represents less than 1%.
 (1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
 (2) Includes 70,500 shares owned by Mr. Kuse's wife; 195,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 440,400 shares held in trust for the benefit of Mr. Kuse and 440,400 shares held in trust for the benefit of Mrs. Kuse.
 (3) Includes 189,838 shares owned by Mr. Bryan's wife and 282,606 shares held in trust for The Challenge Foundation, of which Mr. Bryan is trustee.
 (4) Includes 50,000 shares owned by Mr. Satrum's wife; 6,490 shares held by Mrs. Satrum as trustee for their child; and 68,316 shares held by Mr. Satrum as trustee for John Bryan's children.
 (5) Includes 47,000 shares owned by Mr. Chorba's wife; 1,438 shares held in trust for the Chorba Educational Trust; and 28,200 shares held in trust in The Covenant Foundation. Mr. and Mrs. Chorba are trustees for both trusts.
 (6) Includes 50,650 shares held by a limited partnership of which Mr. Green's wife is a general partner; and 7,000 shares held by the HTG Corporation Profit Sharing Plan.
 (7) Includes 5,640 shares owned by Mr. Flowerree's wife.
 (8) Includes 10,000 shares owned by Mr. Schmitt's children and 35,000 shares which may be acquired pursuant to presently exercisable options.

 (9) Includes 20,000 shares owned by Mr. Marchese's wife; 1,700 shares held in trust for Mr. Marchese's children, for which Mrs. Marchese is trustee and 49,000 shares which may be acquired pursuant to presently exercisable options.
(10) Includes 15,000 shares owned by Mr. Swanson's wife and 44,000 shares which may be acquired pursuant to presently exercisable options.
(11) Includes 20,000 shares owned by Mr. Beerman's wife and 15,000 shares which may be acquired pursuant to presently exercisable options.
(12) Includes 1,500 shares owned by Mr. Seal's children and 21,000 shares which may be acquired pursuant to presently exercisable options.
(13) Includes 14,000 shares which may be acquired pursuant to presently exercisable options.
(14) Includes 1,000 shares owned by Mr. Eckert's wife.
(15) Includes 178,000 shares which may be acquired pursuant to presently exercisable options.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

  The following table sets forth the cash compensation for the last three years ended December 31 for the Chief Executive Officer and the other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                  ANNUAL        LONG-TERM
                               COMPENSATION    COMPENSATION
                            ------------------ ------------
                                                SECURITIES
NAME AND PRINCIPAL                              UNDERLYING      ALL OTHER
POSITION               YEAR SALARY($) BONUS($)  OPTIONS(#)  COMPENSATION($)(1)
------------------     ---- --------- -------- ------------ ------------------
Jerry R. Satrum        1996  485,004  112,000          0          16,106(2)
 President and Chief   1995  470,016  550,000          0          11,145
 Executive Officer     1994  454,008  419,200          0          11,926
Richard B. Marchese    1996  263,004   56,000          0          15,202
 Vice President --     1995  253,008  270,000          0          15,072
 Finance, Chief
 Financial             1994  243,000  200,000     35,000          15,072
 Officer & Treasurer
Thomas G. Swanson      1996  253,008   56,000          0          15,593
 Vice President --     1995  253,008  270,000          0          15,463
 Supply & Corporate    1994  243,000  200,000     35,000          15,463
 Development
Gary L. Elliott        1996  220,008   46,000          0          10,760
 Vice President --     1995  210,000  220,000          0          10,630
 Marketing and Sales,  1994  200,016  160,000     35,000          10,630
 Commodity Chemicals
 Group
Edward A. Schmitt(3)   1996  220,008   46,000          0          11,805
 Vice President        1995  210,000  220,000          0          11,675
 Operations, Commodity 1994  200,016  160,000     35,000          11,675
 Chemicals Group
Mark J. Seal           1996  220,008   46,000          0           9,480
 Vice President --     1995  210,000  220,000          0           9,350
 Polymer Group         1994  200,016  160,000     35,000           9,680
Joel I. Beerman(4)     1996  210,000   44,000          0           8,675(2)
 Vice President --     1995  200,016  210,000          0           8,545
 General Counsel and   1994  179,182  160,000     35,000           8,739
 Secretary

--------

(1) Includes amounts paid under the Company's Savings and Capital Growth Plan, a defined contribution plan and amounts included as income under the Company's Life Insurance program.
(2) For 1996, the Company contributed the amount of $7,750 for each executive officer under the Savings and Capital Growth Plan. Amounts included as income under the Company's Life Insurance Program for 1996 were as follows: for Mr. Satrum, $8,356; for Mr. Marchese, $7,452; for Mr. Swanson, $7,843; for Mr. Elliott, $3,010; for Mr. Schmitt, $4,055; for Mr. Seal, $1,730; and for Mr. Beerman, $925.
(3)Effective March 1, 1997, Mr. Schmitt became Executive Vice President and Chief Operating Officer.
(4) Mr. Beerman was named Vice President--General Counsel and Secretary effective February, 1994.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The following table sets forth information regarding option exercises during 1996 by the officers of the Company and the value of options held by the officers at December 31, 1996, based on a value of $26.875 per share, the closing price of the Company's Common Stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on December 31, 1996.

                          SHARES
                         ACQUIRED             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                            ON     VALUE     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         EXERCISE REALIZED OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END ($)
NAME                        (#)     ($)    EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE
----                     -------- -------- ---------------------------  -------------------------
Richard B. Marchese.....  5,000   150,000         49,000/21,000                669,375/(3)
Thomas G. Swanson.......  5,000   153,125         44,000/21,000                573,750/(3)
Gary L. Elliott.........                          14,000/21,000                    (2)/(3)
Edward A. Schmitt.......                          35,000/21,000                401,625/(3)
Mark J. Seal............  3,000    91,125         21,000/21,000                133,875/(3)
Joel I. Beerman.........  5,000   152,125         15,000/21,000                  9,875/(3)

--------

(1) In the event the Company experiences a "Change in Control," any options or portions thereof which have not yet expired become immediately exercisable. Generally, a "Change in Control" shall have occurred (i) if the Company is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately thereafter the Company's shareholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 15% of the Company's Common Stock, (iii) in the case of a tender or exchange offer for more than 15% of the Company's Common Stock or (iv) if certain changes in the Company's Board of Directors occur.
(2) Mr. Elliott's exercisable options are not in-the-money.
(3) None of the unexercisable options are in-the-money.

RETIREMENT PLAN

  The Company's Officer Retirement Plan (the "Retirement Plan") is represented by separate agreements with each officer of the Company. Subject to certain limitations, the Retirement Plan provides that the Company will make annual payments to Messrs. Satrum, Marchese and Swanson after retirement, disability or other termination for life equal to the greater of 50% of the officer's average annual salary (as shown on the Summary Compensation Table) during the last five years of his employment offset by the amounts payable under the Company's Salaried Employee's Retirement Plan ("SERP") and the value of the Company's contributions to the Company's Savings and Capital Growth Plan ("Savings Plan") or twenty percent (20%) of the officer's average annual salary during the last five years of his employment with no offset and, at the officer's death, will continue to pay 50% of such amount to the officer's surviving spouse for the remainder of such spouse's life. For Messrs. Beerman, Elliott, Schmitt and Seal the Retirement Plan provides that the Company will make annual payments to each officer equal to twenty percent (20%) of such average annual salary. Full benefits are payable upon retirement at age 65 or after attaining age 62 with 15 years of service, including service with Georgia-Pacific Corporation. The estimated annual benefits under the Retirement Plan payable to Messrs. Satrum, Marchese, Swanson, Elliott, Schmitt, Seal, and Beerman at normal retirement age, assuming each had met the service requirement and had terminated employment as of December 31, 1996, would be $226,584; $121,801; $120,802; $34,429; $36,910; $35,278 and $32,168,
respectively. If an officer engages in certain competitive activity after retirement, benefits under the Retirement Plan terminate. The formula benefit under the Retirement Plan should exceed any offsetting amounts provided through the SERP and the Savings Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Although the Company has no formal Compensation Committee of the Board of Directors, decisions on executive compensation are made by the non-officer members of the Board, who are James R. Kuse, Robert E. Flowerree, Holcombe T. Green, Jr., Alfred C. Eckert III, John D. Bryan, Edward S. Smith and Dennis M. Chorba. Messrs. Kuse, Bryan and Chorba are former officers of the Company (see "Election of Directors").

                       REPORT ON EXECUTIVE COMPENSATION

  The compensation of the executive officers of the Company is based on a policy of attracting, retaining and rewarding such officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under the Company's Management Incentive Bonus Plan, and in the cases of executive officers other than Mr. Satrum, the award of stock options under the Company's 1990 Incentive Equity Plan. Officers participate in the Company's Savings & Capital Growth Plan, Salaried Employees Retirement Plan, Officer Retirement Plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for certain compensation in excess of $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. The Directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

  To determine that the annual compensation of the Chief Executive Officer and the other officers of the Company is competitive with similarly situated employees in the industry, the Directors making decisions regarding such compensation referred to the Survey of Industrial Chemicals Companies, comprising 32 chemical companies with sales ranging from under $100 million to over $5 billion, found in the 1996 Conference Board Top Executive Compensation Survey (the "Survey"). The Standard & Poor's Chemical Index, used in the Stock

Performance Graph below, includes a smaller group of chemical companies than the 32 included in the Survey. Management believes the Survey is a reliable broad based survey of comparable companies. The Survey reports both annual salary and total current compensation, which is comprised of salary and bonus.

  Salaries of the Chief Executive Officer and the other executive officers are based upon the Survey and are believed to be competitive based on a comparison of salaries to the Survey. The Chief Executive Officer's 1996 salary falls below the 40th percentile of CEO's salaries, but his total 1996 current compensation is in the middle 50% range of CEO's current compensation reported in the Survey. Salaries of the Company's other executives are below or within the median ranges reported in the Survey, but total 1996 compensation of those executives is within the middle 50% ranges of current compensation reported in the Survey.

  In 1996, key employees of the Company, including the executive officers, participated in the Company's Management Incentive Bonus Plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to Company profit and individual performance. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. A participant's bonus payment is increased or decreased by various percentages where the Company's earnings equal between 75% and 150% of the corporate target. Where earnings equal 75% of the target, a participant is paid the minimum of 40% of his or her assigned bonus level; where earnings equal or exceed 150% of the target, a participant is paid a maximum of 200% of his or her assigned level. A participant's bonus may also be increased by up to 20%, in recognition of superior performance or it could be reduced, based on the evaluation of the participant's performance by his or her supervisor. For 1996, the Company's earnings (calculated as required by the Management Incentive Bonus Plan) equaled 75% of the corporate target, which resulted in bonuses being paid to participants (including officers) at 40% of their assigned bonus levels. Actual bonuses paid to officers are set forth in the Summary Compensation Table above.

  The Chief Executive Officer and the other officers are substantial stockholders of the Company and are thus motivated to act to optimize overall Company performance to the benefit of all stockholders. Also, with the exception of Mr. Satrum, executive officers were awarded stock options in accordance with the Company's 1990 Incentive Equity Plan in 1990 and in 1994. This plan was intended to encourage key executives and managerial employees to become owners of the Company's stock to increase their interest in the Company's long-term success, to provide incentive equity opportunities which are competitive with other similarly situated companies and to stimulate the efforts of such employees by giving suitable recognition for services which contribute materially to the Company's success. Option grants are based on the judgment of the Directors, as the Survey does not include information regarding the granting of options, and the Company is unaware of a comparable survey which does so.

  Although the Company has no formal Compensation Committee of the Board of Directors, decisions on executive compensation are made by the non-officer members of the Board which include all Board members except Jerry R. Satrum.

      James R. Kuse           Alfred C. Eckert III
      Robert E. Flowerree     John D. Bryan
      Holcombe T. Green, Jr.  Edward S. Smith
      Dennis M. Chorba

                            STOCK PERFORMANCE GRAPH

  The following graph is a comparison of the five year cumulative total return among Georgia Gulf Corporation, Standard & Poor's 500 Composite Index and Standard & Poor's Chemicals-500 Index. Stock performances were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. The stock performance for Georgia Gulf Corporation was calculated using the assumption that all dividends, including distributions of cash and senior subordinated notes made in the Company's 1990 recapitalization, were reinvested in the Company's Common Stock.


                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
       AMONG GEORGIA GULF CORPORATION, CHEM 500 INDEX AND S&P 500 INDEX

                                Georgia        Chem        S&P
Measurement period              Gulf           500         500
(Fiscal Year Covered)           Corporation    Index       Index
---------------------           -----------    --------    --------
Measurement PT -
12/31/91                        $ 100          $ 100       $ 100

FYE 12/31/92                    $  96.76       $ 109.50    $ 107.62
FYE 12/31/93                    $  96.76       $ 122.46    $ 118.46
FYE 12/31/94                    $ 168.11       $ 141.77    $ 120.03
FYE 12/31/95                    $ 133.77       $ 185.19    $ 165.13
FYE 12/31/96                    $ 118.63       $ 244.66    $ 203.05


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1997. The Board of Directors recommends that such appointment be ratified.

  Representatives of Arthur Andersen LLP will be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  Management of the Company knows of no matters other than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  Proposals by stockholders intended to be presented at the 1998 annual meeting must be forwarded in writing and received at the principal executive offices of the Company no later than December 1, 1997, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the annual meeting of stockholders to be held in 1998. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                       /s/ Joel I. Beerman
                                       -------------------
                                       Joel I. Beerman
                                       Vice President, General
                                       Counsel and Secretary

March 30, 1997

PROXY

                           GEORGIA GULF CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints James R. Kuse and Jerry R. Satrum, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of the Company to be held on May 20, 1997 and any adjournment thereof.

1.  TO ELECT THREE DIRECTORS      [_] FOR ALL NOMINEES listed below      [_] WITHHOLD AUTHORITY
    TO SERVE THREE YEARS              (except as instructed below)           to vote for all nominees listed below


    Class I:  John D. Bryan, Dennis M. Chorba; Edward S. Smith

    INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name here.


-------------------------------------------------------------------------------

2. To ratify appointment of Arthur Andersen LLP to serve as independent accountants for the Company for the year ending December 31, 1997.

                    [_] FOR     [-] AGAINST     [_] ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

                     (Continued and to be signed on back)


The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                       Dated:                            , 1997
                                             ----------------------------


                                       ---------------------------------------


                                       ---------------------------------------
                                            Signature(s) of Shareholder(s)

IMPORTANT: Sign exactly as your name appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.